EXHIBIT 99.1

WIRELESS TELECOM GROUP SHAREHOLDERS APPROVE
ACQUISITION OF WILLTEK COMMUNICATIONS GMBH

FOR IMMEDIATE RELEASE

PARSIPPANY, NJ – (BUSINESS WIRE) – June 24, 2005 – Wireless Telecom Group, Inc. (AMEX Symbol: WTT), a global provider of electronic noise generation equipment in the telecommunications field, announced today that its shareholders have voted to approve WTT's acquisition of all of the outstanding share capital of Willtek Communications GmbH, a leading German supplier of testing solutions for emerging wireless services and cellular networks, and the issuance of 8,000,000 shares of WTT's common stock to Willtek's shareholders in the acquisition.

Based on the tabulation of votes taken at today's annual meeting of WTT shareholders, WTT has received the requisite shareholder approval of its proposed acquisition of Willtek and the issuance of its common stock to the Willtek shareholders in the acquisition, and all of the other transactions contemplated by the amended and restated stock purchase agreement, dated as of March 29, 2005, among WTT, Willtek and each of Willtek's shareholders. Approximately 66% of the votes cast were in favor of the acquisition and the issuance. Overall, approximately 63% of the shares of WTT's common stock eligible to vote at the annual meeting voted on the matter, and approximately 97% of the shares of WTT's common stock eligible to vote at the annual meeting were represented at the annual meeting in person or by properly completed proxy.

Approval of the acquisition and the issuance satisfies one of the conditions to completion of the transaction. Subject to satisfaction or, where permissible, waiver of all of the other closing conditions under the purchase agreement, the transaction is currently expected to close on July 1, 2005. At such time, WTT will issue a press release confirming the closing of the transaction.

As previously announced, following completion of the acquisition, Willtek will become a wholly owned subsidiary of WTT and will serve as the base of WTT's European operations. Based on the number of shares of WTT's common stock outstanding on May 5, 2005, the record date for the annual meeting, the Willtek shareholders will own in the aggregate approximately 31.4% of WTT's outstanding common stock as a result of the acquisition.

In addition to approval of the acquisition and the issuance, WTT shareholders voted overwhelmingly to reelect six incumbent directors to serve for a one-year term expiring at the 2006 annual meeting of WTT shareholders: Karabet "Gary" Simonyan, Paul Genova, Henry L. Bachman, John Wilchek, Michael Manza and Andrew Scelba.

About Wireless Telecom Group, Inc.

WTT is a global provider of electronic noise generation equipment in the telecommunications field. It develops, manufactures and markets a wide variety of electronic noise sources, passive microwave components and electronic testing and measuring instruments, including power meters, volt meters and modulation meters. WTT's products have historically been primarily used to test the performance and capability of cellular/PCS and satellite communications systems, and to measure the power of RF and microwave systems. Other applications include radio, radar, wireless local area network (WLAN) and digital television. WTT's current operations are conducted through WTT and its wholly owned subsidiaries Boonton Electronics Corporation and Microlab FXR. Boonton Electronics Corporation is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave Systems used in multiple telecommunications markets. Microlab/FXR is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation counter measures and missile guidance. WTT's website address is http://www.wtt.bz.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of WTT and its management. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in WTT's definitive proxy materials, dated May 9, 2005, and certain other filings made with the Securities and Exchange Commission.

CONTACT:	Wireless Telecom Group, Inc. Reed DuBow, 201-261-8797

SOURCE:	Wireless Telecom Group, Inc.

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